FOR IMMEDIATE RELEASE

Cidara Provides Corporate Update and Reports
Fourth Quarter and Full Year 2017 Financial Results

SAN DIEGO, February 27, 2018 - Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing novel anti-infectives including immunotherapies, today reported financial results for the three months and full year ended December 31, 2017, and provided an update on its corporate activities and product pipeline.

“I am pleased to share Cidara’s progress during the fourth quarter of 2017 and subsequently. Our accomplishments included the completion of enrollment in our STRIVE Phase 2 clinical trial of rezafungin in candidemia and invasive candidiasis, a successful financing and continued outreach to the medical and scientific communities,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “In the near term we are focused on the topline data read-out from the STRIVE study, which we expect by the end of the first quarter.”

Fourth Quarter 2017 and Subsequent Highlights

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Completed enrollment in the STRIVE Phase 2 clinical trial of rezafungin: In November 2017, the company announced the completion of patient enrollment in the STRIVE clinical trial, a Phase 2 randomized clinical trial evaluating the safety, tolerability and efficacy of two regimens of once-weekly dosing of its lead antifungal candidate rezafungin acetate, formerly known as CD101 IV, compared to once-daily dosing of caspofungin in patients with candidemia and invasive candidiasis. Rezafungin is a novel antifungal echinocandin and is the only once-weekly product candidate in development for the treatment and prevention of life-threatening invasive fungal infections. Cidara expects to announce topline data from the STRIVE study by the end of the first quarter.

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Presented data at the 8th Advances Against Aspergillosis (AAA) Conference and at the 2018 BMT Tandem Meetings: In January 2018, Cidara presented data highlighting the potential advantages of rezafungin for the treatment and prevention of invasive fungal infections in immunocompromised patients, such as those undergoing bone marrow transplant or chemotherapy, at the 8th AAA Conference in Lisbon, Portugal, and at the 2018 BMT Tandem Meetings in Salt Lake City, Utah.

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Announced publication of insights into the future of echinocandin therapy for invasive fungal infections in Journal of Antimicrobial Chemotherapy supplement: In January 2018, Cidara announced that a supplement to the Journal of Antimicrobial Chemotherapy was published, providing insight into the future of echinocandin therapy, including strategies for the treatment and prevention of life-threatening invasive fungal infections.

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Successfully completed private placement of common stock: In October 2017, Cidara announced the pricing of a private placement of 3,360,000 shares of its common stock at a price of $6.00 per share. The syndicate of investors in the private placement was comprised of both new and existing investors. The gross proceeds to Cidara from the private placement were approximately $20 million.

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Presented data at ID Week and Mycology infectious disease meetings highlighting the unique attributes of rezafungin: In October 2017, Cidara presented preclinical data in six presentations at ID Week 2017 in San Diego and at the 8th Trends in Medical Mycology meeting in Belgrade. The data showcased the potential advantages of rezafungin, including: in vivo activity against emerging resistant organisms; high target attainment and exposure to treat less susceptible pathogens; superior tissue penetration compared to micafungin; and biofilm activity.

Fourth Quarter and Full Year 2017 Financial Results

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Cash, cash equivalents and short-term investments totaled $75.3 million as of December 31, 2017, which includes net proceeds from the private placement completed in October 2017, compared with $64.2 million as of September 30, 2017 and $104.6 million as of December 31, 2016.

•	As of February 20, 2018, Cidara had 20,771,151 common shares outstanding.

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Research and development expenses were $10.2 million and $42.8 million for the three months and full year ended December 31, 2017, respectively, compared to $11.3 million and $35.7 million for the same periods in 2016. The year over year increase was primarily attributable to the increase in clinical development activities for rezafungin.

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General and administrative expenses were $3.2 million and $12.9 million for the three months and full year ended December 31, 2017, compared to $3.0 million and $12.7 million for the same periods in 2016. The increase resulted primarily from personnel-related costs.

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Net loss for the three months ended December 31, 2017 was $13.4 million, compared to a net loss of $14.4 million for the fourth quarter of 2016. For the full year ended December 31, 2017 and 2016, the company’s net loss was $55.7 million and $48.2 million, respectively.

About Cidara Therapeutics
Cidara is a clinical-stage biotechnology company focused on developing new anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. The company is currently advancing its novel echinocandin antifungal, rezafungin acetate, formerly called CD101 IV, through Phase 2 and developing its antibody-drug conjugates for the treatment of multi-drug resistant Gram-negative bacterial infections. Rezafungin has improved pharmacokinetics compared to existing echinocandins and has the potential for expanded utility across patient settings. Rezafungin is the only once-weekly product candidate in development for the treatment and prevention of life-threatening invasive fungal infections. Cidara is developing its antibody-drug conjugates as part of its novel Cloudbreak™ platform, the first immunotherapy discovery platform designed specifically to create compounds that directly kill pathogens and also direct a patient’s immune cells to attack and eliminate bacterial, fungal or viral pathogens. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, the effectiveness, safety, and other attributes of rezafungin and other potential product candidates, including the potential for these compounds to successfully treat or prevent infections, including those caused by resistant pathogens, and augment treatment and prophylaxis strategies in the future, and the potential for rezafungin to have advantages over the current standard of care in the treatment or prevention of invasive fungal infections, as well as statements regarding the timing of the read-out of STRIVE clinical data. Risks that contribute to the uncertain nature of the forward-looking statements include: the success and timing of Cidara’s preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Cidara’s plans to develop and commercialize its product candidates; Cidara’s ability to obtain additional financing; Cidara’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Cidara’s Form 10-Q most recently filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cidara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Cidara Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	December 31,
	2017	2016
(In thousands)
ASSETS
Cash, cash equivalents, and short-term investments	$75,314	$104,619
Other current assets	2,356	779
Non-current assets	1,365	1,564
Total assets	$79,035	$106,962

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$19,291	$18,783
Stockholders' equity	59,744	88,179
Total liabilities and stockholders' equity	$79,035	$106,962
Cidara Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
(In thousands, except share and per share data)	(unaudited)	(unaudited)
Operating expenses:
Research and development	$10,230	$11,310	$42,823	$35,699
General and administrative	3,229	3,043	12,898	12,737
Total operating expenses	13,459	14,353	55,721	48,436
Loss from operations	(13,459)	(14,353)	(55,721)	(48,436)
Other income (expense):
Interest income (expense), net	31	(41)	(7)	271
Total other income (expense)	31	(41)	(7)	271
Net loss	$(13,428)	$(14,394)	$(55,728)	$(48,165)
Basic and diluted net loss per share	$(0.69)	$(0.88)	$(3.18)	$(3.32)
Shares used to compute basic and diluted net loss per share	19,489,375	16,352,046	17,500,853	14,488,987

INVESTOR CONTACT:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
(858) 356-5932
Robert.Uhl@westwicke.com

MEDIA CONTACT:
Christy Curran
Sam Brown Inc.
(615) 414-8668
ChristyCurran@sambrown.com

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